Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 2007 Equity Incentive Plan, 2007 Employee Stock Purchase Plan, and 1999 Equity Incentive Plan of DemandTec, Inc. of our report dated May 15, 2007, except as to Note 12, as to which the date is August 2, 2007 with respect to the consolidated financial statements of DemandTec, Inc. included in its Registration Statement on Form S-1 (No. 333-143248), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Francisco, California
August 8, 2007